Exhibit 5.1

November 28, 2008

NSTAR

800 Boylston Street

Boston, MA 02199

Re: NSTAR Registration on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on or about the date hereof, for the registration of 1,500,000 Common Shares, par value $1.00 per share (the “Shares”), of NSTAR (the “Registrant”), a Massachusetts voluntary association. The Shares are issuable under the NSTAR 2004 Dividend Reinvestment and Direct Common Shares Purchase Plan (the “Plan”).

We are familiar with the actions taken by the Registrant in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and the Registrant has received the consideration therefor, in each case in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Common Shares.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/S/ ROPES & GRAY LLP

Ropes & Gray LLP